SECOND AMENDMENT TO SECOND AMENDED AND RESTATED

TRANSFER AGENCY AND SERVICE AGREEMENT

This Second Amendment (“Amendment”) dated as of March 1, 2017 (the “Effective Date”) is made to the Second Amended and Restated Transfer Agency and Service Agreement dated August 31st, 2015, as amended (the “Agreement”) between RUSSELL INVESTMENT COMPANY, a Massachusetts business trust hereinafter called the “Trust,” and RUSSELL INVESTMENTS FUND SERVICES, LLC, a Washington limited liability company hereinafter called the “Transfer Agent.”

WHEREAS, the Trust and the Transfer Agent desire to amend Schedule 2.1 of the Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	Effective March 1, 2017 Schedule 2.1 dated August 31, 2015 is replaced in its entirety with Schedule 2.1 dated March 1, 2017, attached hereto.

2.	Except as expressly amended by this Amendment, the provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Second Amendment to the Second Amended and Restated Transfer Agency and Service Agreement to be executed in its name and behalf by its duly authorized representative as of the date first written above.

RUSSELL INVESTMENT COMPANY		RUSSELL INVESTMENTS FUND SERVICES, LLC

By:	/s/ Mark E. Swanson	By:	/s/ Geoffrey E. Black
Name:	Mark E. Swanson	Name:	Geoffrey E. Black
Title:	Treasurer	Title:	Director, Transfer Agent Services

Amendment No. 2 – RIC Transfer Agency and Service Agreement

SCHEDULE 2.1

FEES

Dated March 1, 2017

As consideration for the Transfer Agent’s services, the Transfer Agent shall receive from each series of the Fund, except the RIC LifePoints Target Date 2020 Strategy, 2025 Strategy, 2030 Strategy, 2035 Strategy, 2040 Strategy, 2045 Strategy, 2050 Strategy, 2055 Strategy, 2060 Strategy and In Retirement Funds, an annual transfer agent and service fee of the following annual percentages of the average daily net assets of each series during the month.

Share Class	Transfer Agency Fee
Classes A, A1, A2, A3, C, C1, E, I, S, T, R1, R4 and R5	0.20%
Class R6	0.05%
Class Y	0.0044%

As consideration for the Transfer Agent’s services, the Transfer Agent shall receive from the RIC LifePoints Target Date 2020 Strategy, 2025 Strategy, 2030 Strategy, 2035 Strategy, 2040 Strategy, 2045 Strategy, 2050 Strategy, 2055 Strategy, 2060 Strategy and In Retirement Funds, an annual transfer agent and service fee of the following annual percentages of the average daily net assets of each series during the month.

Share Class	Transfer Agency Fee
Classes A, E, S, R1, R4 and R5	0.00%

Amendment No. 2 – RIC Transfer Agency and Service Agreement